Exhibit 99.1


Mass Megawatts Wind Power, Inc. ( OTC bulletin Board MMGW) reports for three months ending January 31, 2004 and no change in the losses reported in the amended 10KSB and 10QSBs.

SHREWSBURY, Mass., Dec 12 /PRNewswire-FirstCall/ -- Mass Megawatts reports an increase in engineering and land development expenses for the three months ending January 31, 2004 in comparison to a year earlier or the three months ending January 31, 2003. A year ago there was substantially less activity in the operations of Mass Megawatts. The Company also reports no change in the net loss in the 10KSB/A, and 10QSB/As filed in March 2004. An increase in cost related to expansion of business activity resulted in a net loss for the three months ending January 31, 2004 of $382,849 or 13 cents per share loss. A year earlier, there was a net loss in the three months ending January 31, 2003 of $48,874 or 2 cents per share.

Since its incorporation, Mass Megawatts had no significant revenues. However, the company successfully continued to raise funds in order to update the Charlton Prototype and to construct a larger " commercial unit segment" in Blandford, Massachusetts. In the last few months, Mass Megawatts started land planning and wind data collection activities in western Massachusetts. The Company is confident that it will maintain operations for another year. Mass Megawatts is nearly complete with its engineering on its western Massachusetts project. Other planning, engineering, and testing for future low cost wind energy power plants will continue in the foreseeable future.

A video of this prototype of one version being tested is available to be downloaded on the Company's web site which is www.massmegawatts.com. The wind energy industry had a growth rate of at least 30% per year in the past five years and is the fastest growing segment of the $650 billion a year electricity market.

Mass Megawatts Wind Power, Inc. develops, builds, and operates state of the art wind energy power plants capitalizing on a new wind turbine design, the Multi-Axis Turbosystem (MAT). The MAT uses less material, costs less, and has smaller blades than traditional wind turbines producing clean, cost- effective wind generated power at 40 percent less than the competition. The MAT technology allows production of electricity at less than 2.5 cents per kWh in high wind areas of at least 16 miles per hour average annual wind speed recorded 100 feet above the ground.

For more information, the web site is www.massmegawatts.com or contact the company at (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:


Jon Ricker (508) 942-3531

JonRicker@massmegawatts.com

www.massmegawatts.com


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